EXHIBIT 4.12

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of the capital stock of Option Care Health, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”). The brief description is based on our Third Restated Certificate of Incorporation (our “charter”), amended and restated bylaws (our “bylaws”), and provisions of applicable law. The following description does not purport to be complete and is subject to, and qualified in its entirety by, the full text of our charter and our bylaws, which we have previously filed with the SEC and are incorporated by reference herein.
GENERAL
The Company’s authorized capital stock consists of 250,000,000 shares of common stock, par value $0.0001 per share (“common stock”), and 12,500,000 shares of preferred stock, par value $0.0001 per share (“preferred stock”). As of March 3, 2020, an aggregate of 177,087,704 shares of common stock were issued, of which an aggregate of 176,703,983 shares were outstanding. No shares of preferred stock were issued and outstanding as of March 3, 2020.
COMMON STOCK
Voting Rights
Each share of common stock entitles the holder thereof of one vote for each share held by such holder on all matters voted on by stockholders of the Company, provided, however, that, except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to our charter (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our charter (including any certificate of designation relating to any series of preferred stock) or pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).
Ranking
Except as otherwise required by law or expressly provided in the Company’s charter, each share of common stock has the same powers, rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.
Dividends
Subject to the rights of the holders of preferred stock and to the other provisions of applicable law and the Company’s charter, holders of common stock will be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Company if, as and when declared thereon by the Company’s Board of Directors (the “Board”) from time to time out of assets or funds of the Company legally available therefor.
Liquidation
Subject to the rights of holders of preferred stock, in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the Company’s debts and any other payments required by law and amounts payable upon shares of preferred stock ranking senior to the shares of common stock upon such dissolution, liquidation or winding up, if any, the remaining net assets of the Company will be distributed to the holders of shares of common stock and the holders of shares of any other class or series ranking equally with the shares of common stock upon such dissolution, liquidation or winding up, equally on a per share basis.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights, conversion or other rights to subscribe for additional securities and there are no redemption or sinking fund provisions applicable to our common stock.
  PREFERRED STOCK
The Board is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for the issuance of shares of preferred stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of preferred stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the approval of the Board and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the

Company entitled to vote generally in an election of directors, without the separate vote of the holders of the preferred stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.
CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK
We may issue additional shares of common stock or preferred stock without stockholder approval, subject to applicable rules of the The Nasdaq Stock Market LLC and Delaware law, for a variety of corporate purposes, including future public or private offerings to raise capital, corporate acquisitions, and employee benefit plans and equity grants. The existence of unissued and unreserved common stock and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise.
ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR CHARTER AND BYLAWS
The following is a brief description of the provisions in our charter and bylaws that could have an effect of delaying, deferring, or preventing a change in control of the Company.
 Director Nominations, Vacancies and Removal
Subject to the rights of the holders of any series of preferred stock then outstanding and except as otherwise set forth in that certain Director Nomination Agreement between the Company and HC Group Holdings I, LLC (“HC Group”), as described below, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and may not be filled in any other manner. The Company and HC Group entered into a Director Nomination Agreement on August 6, 2019 (the “Director Nomination Agreement”).
The Director Nomination Agreement provides that, from and after the closing of the Mergers (as defined therein) until the date that HC Group and its affiliates cease to beneficially own common stock representing at least 10% of the voting power of the then-outstanding common stock, HC Group is entitled to nominate for election to the Board or any committee of the Board, a number of directors equal to the product obtained by multiplying (a) the percentage of the total voting power of the then-outstanding common stock then beneficially owned by HC Group and its affiliates and (b) the authorized number of directors on the Board, including any vacancies, with such product rounded up to the nearest whole number in all cases. The Director Nomination Agreement also provides HC Group with the right to fill any vacancies created by the removal, death, disability, disqualification or resignation from the Board of any of its nominees that is elected to the Board. In the Director Nomination Agreement, the Company agrees to use its reasonable best efforts to ensure that any nominees designated by HC Group in accordance with the Director Nomination Agreement are included in the Board’s slate of nominees to the stockholders for each election of directors and that each nominee designated by HC Group is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders at which directors are voted on for election.
The Director Nomination Agreement automatically terminates on the date on which HC Group and its affiliates cease to beneficially own at least 10% of the total voting power of the then outstanding common stock.
Subject to the rights of the holders of any series of preferred stock then outstanding and notwithstanding any other provision of the Company’s charter, on and after the first date (the “Trigger Date”) on which HC Group and its Affiliated Companies (as defined below) cease to beneficially own (directly or indirectly) 50% or more of the voting power of the then outstanding shares of capital stock of the Company then entitled to vote generally in the election of directors (“Voting Stock”), directors may be removed with or without cause upon the affirmative vote of stockholders representing at least sixty-six and two-thirds percent (66⅔%) of the voting power of the then outstanding shares of Voting Stock, at a meeting of the Company’s stockholders called for that purpose. “Affiliated Companies” in our charter means (a) Madison Dearborn Partners, LLC, Madison Dearborn Partners VI-A&C, L.P., Madison Dearborn Partners VI-B, L.P. and MDP Global Investors Limited (collectively, the “MDP Group”), (b) Walgreens Company, (c) any entity that controls, is controlled by or under common control with HC Group, the MDP Group or Walgreens Company (other than the Company and any company that is controlled by the Company) and any investment funds managed by the MDP Group and (d) in respect of the Company, any company controlled by the Company.
Our charter provides that whenever the holders of one or more series of preferred stock has the right, voting separately or together with the holders of one or more other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and newly created directorships and other features of such directorship will be subject to the rights of such series of preferred stock. During any period when the holders of any series of preferred stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Company will automatically be increased by such specified number of directors, and the holders of such preferred stock will be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director will serve until such director’s successor has been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal.

Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of preferred stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, will forthwith terminate (in which case each such director thereupon will cease to be qualified as, and will cease to be, a director) and the total authorized number of directors of the Company will automatically be reduced accordingly.
Action by Written Consent
Prior to the Trigger Date, any action which is required or permitted to be taken by the Company’s stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Company’s stock entitled to vote thereon were present and voted. From and after the Trigger Date, any action required or permitted to be taken by the Company’s stockholders may be taken only at a duly called annual or special meeting of the Company’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided the resolutions creating such series of preferred stock.
Special Meetings of Stockholders
Subject to the rights of the holders of any series of preferred stock then outstanding and to the requirements of applicable law, special meetings of stockholders of the Company held may be called only (i) by or at the direction of the Board or the Chairman of the Board pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Company would have if there were no vacancies or (ii) prior to the Trigger Date, by the Chairman of the Board of Directors at the written request of the holders of a majority of the voting power of the then outstanding shares of Voting Stock in the manner provided for in our bylaws.
Certain Corporate Opportunities
To the fullest extent permitted by applicable law, none of HC Group and/or its Affiliated Companies and/or their respective directors, partners, principals, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Company (collectively, the “Exempted Persons”) have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its Affiliated Companies, and no Exempted Person is liable to the Company or its stockholders for breach of any fiduciary duty solely by reason of any such activities of HC Group, its Affiliated Companies or such Exempted Person. To the fullest extent permitted by applicable law, the Company, on behalf of itself and its Affiliated Companies, renounces in our charter any interest or expectancy of the Company and its Affiliated Companies in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Company or its Affiliated Companies might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each Exempted Person has no duty to communicate or offer such business opportunity to the Company or its Affiliated Companies and, to the fullest extent permitted by applicable law, is not liable to the Company, any of its Affiliated Companies or its stockholders for breach of any fiduciary or other duty, as a director, officer or stockholder of the Company solely, by reason of the fact that HC Group, its Affiliated Companies or any such Exempted Person pursues or acquires such business opportunity, sells, assigns, transfers or directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or any of its Affiliated Companies. Notwithstanding anything to the contrary in Section 2 of Article Eight of our charter, the Company does not renounce any interest or expectancy it may have in (i) any business opportunity that is expressly offered to any Exempted Person solely in his or her capacity as a director or officer of the Company, and not in any other capacity, or (ii) any business opportunity that any Exempted Person first learns of in his or her capacity as a director or officer of the Company.
Subject to the rights of the holders of any series of preferred stock then outstanding, and in addition to any vote required by applicable law, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, is required to alter, amend or repeal, or to adopt any provision inconsistent with, Article Eight of the Company’s charter; provided however, that, to the fullest extent permitted by law, neither the alteration, amendment or repeal of Article Eight nor the adoption of any provision of the Company’s charter inconsistent with Article Eight will apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities which such Exempted Person becomes aware prior to such alteration, amendment, repeal or adoption.
Advance Notice for Stockholder Proposals and Nominations
 Our bylaws contain provisions requiring advance notice be delivered to the Company of any business to be brought by a stockholder before an annual meeting and providing for procedures to be followed by stockholders in nominating persons for election to our Board of Directors, including stockholder nominees to be included in our proxy statement. A stockholder must give notice no later than the 90th day nor earlier than the 120th days before the one-year anniversary of the date on which we held our annual meeting of stockholders the previous year. The notice must contain the information required by our bylaws, and the stockholder(s) and nominee(s) must comply with the information and other requirements required by our bylaws.
No Cumulative Voting
The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our charter provides otherwise. Our charter does not provide for cumulative voting for our directors. The absence of cumulative voting may make it more difficult for stockholders owning less than a majority of our common stock to elect any directors to our Board.
Approval of Business Combinations with Interested Stockholders
We do not opt out of Section 203 of the DGCL in our charter, and thus are subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. This may have an anti-takeover effect with respect to transactions not approved in advance by our Board, including discouraging attempts that might result in a premium over the market price for the shares of our common stock.
Supermajority Voting Requirements to Amend Our Charter and Bylaws
Subject to the rights of holders of any series of preferred stock then outstanding, notwithstanding any other provision of our charter or bylaws, and in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, no provision of Articles Five, Six, Seven, Nine or Ten of our charter may be altered, amended or repealed in any respect, nor may any provision of our charter or bylaws inconsistent therewith be adopted, unless in addition to any other vote required by our charter or otherwise required by law, (i) prior to the Trigger Date, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Voting Stock, voting together as a single class, and (ii) from and after the Trigger Date, such alteration, amendment, repeal or adoption is approved by the affirmative vote of holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of all outstanding shares of Voting Stock, voting together as a single class, at a meeting of the Company’s stockholders called for that purpose. Additionally, as discussed above, Article Eight of our charter can only be amended by a vote of eighty percent (80%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, subject to the limitations discussed above.
Subject to the rights of holders of any series of preferred stock then outstanding, in furtherance and not in limitation of the powers conferred by law, prior to the Trigger Date, our bylaws may be amended, altered or repealed and new bylaws made by (i) the Board or (ii) in addition to any vote of the holders of any class or series of capital stock of the Company required in our charter (including any resolution or certificate of designations setting forth the terms of any series of preferred stock) and any other vote otherwise required by applicable law, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of Voting Stock, voting together as a single class. On and after the Trigger Date, our bylaws may be amended, altered or repealed and new bylaws made by (i) the Board or (ii) in addition to any of the holders of any class or series of capital stock of the Company required herein (including any certificate of designation relating to any series of preferred stock), the Bylaws or applicable law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of the then outstanding Voting Stock, voting together as a single class.
LISTING
Our common stock is traded on the Nasdaq Global Select Market under the symbol “OPCH.”
TRANSFER AGENT AND REGISTRAR
  The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.